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                     September 10, 2020

       Jill M. Taymans
       Chief Financial Officer
       Cryo-Cell International, Inc.
       700 Brooker Creek Blvd., Suite 1800
       Oldsmar, FL 34677

                                                        Re: Cryo-Cell
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended November 30, 2019
                                                            Filed February 28,
2020
                                                            File No. 000-23386

       Dear Ms. Taymans:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences